Exhibit 10.6

Certain confidential information contained in this document, marked by brackets and asterisks ([* * *]), has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FORM OF transition services agreement

by and AMONG

3m company,

GARDEN SPINCO CORPORATION

and

NEOGEN CORPORATION

dated as of [          ]

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement” or “TSA”), dated as of [      ], 2022 (the “Effective Date”), is entered into by and among 3M Company, a Delaware corporation (“Company”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”), and Neogen Corporation, a Michigan corporation (“Parent” and, together with the Company and SpinCo, the “Parties,” and each, individually, a “Party”).

RECITALS

WHEREAS, Parent, the Company, SpinCo and Nova RMT Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are parties to that certain Separation and Distribution Agreement, dated as of December 13, 2021 (the “Separation Agreement”), and that certain Agreement and Plan of Merger, dated as of December 13, 2021 (the “Merger Agreement” and, together with the Separation Agreement, the “Separation and Merger Agreements”);

WHEREAS, pursuant to the Separation and Merger Agreements, (i) the Company has agreed to transfer, and cause its Subsidiaries to transfer, to the SpinCo Group, and SpinCo has agreed to assume from the Company and its Subsidiaries, the SpinCo Assets and the Assumed Liabilities (the “Separation”), (ii) in exchange for the transfer of the SpinCo Assets to (and the assumption of the SpinCo Liabilities by the SpinCo Group, the Company will receive from SpinCo a distribution of all of the issued and outstanding shares of capital stock of SpinCo (the “Distribution”), and (iii) shortly following the Distribution, Merger Sub has agreed to merge with and into SpinCo, with SpinCo as the surviving corporation of such merger (the “Merger”), in each case, pursuant to the terms and conditions of the Separation and Merger Agreements;

WHEREAS, this Agreement is a “Transaction Document” pursuant to the Separation and Merger Agreements;

WHEREAS, this Agreement is being entered into by the Parties (a) as a condition to the Closing and (b) in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the Separation and Merger Agreements; and

WHEREAS, consistent with Parent’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the Separation and Merger Agreements, this Agreement sets forth the terms and conditions pursuant to which each of Parent and the Company (as applicable) desires to purchase from the other Party, and such other Party desires to provide, the Transition Services for a limited period following the Closing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.     Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Separation and Merger Agreements. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreed Upon Procedures” has the meaning set forth in Section 2.8.

“Agreement” or “TSA” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Indemnified Parties” has the meaning set forth in Section 4.3(a).

“Confidential Information” means, with respect to any Party, any non-public business, technical or other information or materials, in any form or medium of (or in the possession of) such Party, any of its Affiliates or any of its or their respective Representatives, including any information relating to such Party’s or any of its Affiliates’ business practices, processes and systems (including those related to supply chain, sourcing, manufacturing, finance, human resources and information technology), product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development, trade secrets or know-how, customers, suppliers, if, in any such case, such information (x) is designated by such Party as “confidential” or “proprietary” or “restricted” or (y) would, under the circumstances taken as a whole, reasonably be understood to be confidential. “Confidential Information” shall not include information that (i) is or becomes available to the public after the Closing other than as a result of a disclosure in breach of Section 6.17 or the Confidentiality Agreement by the other Party, any of its Affiliates or any of its or their respective Representatives; (ii) becomes available after the Closing to the other Party, any of its Affiliates or any of its or their respective Representatives from a source other than such Party or any of such Party’s Affiliates or their respective Representatives if the source of such information is not known by the other Party (following reasonable inquiry under the circumstances) to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, such Party or any of such Party’s Affiliates with respect to such information; or (iii) is developed independently by the other Party, any of its Affiliates or any of their respective Representatives without reference to or use of the other Party’s Confidential Information (or any information included in the Transferred Intellectual Property which is retained in the unaided memories of such Persons).

“Covered Taxes” has the meaning set forth in Section 3.5(a).

“Disclosing Party” has the meaning set forth in Section 6.17.

“Dispute” has the meaning set forth in Section 6.10(a).

“Distribution” has the meaning set forth in the Recitals.

“Event of Force Majeure” has the meaning set forth in Section 6.2.

“Exit Plan” has the meaning set forth in Section 2.11(c).

“Extension Period” has the meaning set forth in Section 5.1(b).

“Extension Service Fee” has the meaning set forth on Appendix A.

“Increased Service Fee” has the meaning set forth in Appendix A.

“Initial Service Fee” has the meaning set forth in Section 2.2(a).

“Initial Term” has the meaning set forth in Section 5.1(b).

“IT Assets” means, with respect to Service Recipient, the Company, its Subsidiaries, or its other Service Provider Parties, its or their computers, computer systems, workstations, tablets, phones, blades, servers, peripheral devices, Software, applications, programs, hardware, data, data files, databases, circuits, networks, routers, hubs, switches, interfaces, websites, platforms, automated networks and control systems, and all other information technology systems, including outsourced or cloud computing arrangements, and, for the avoidance of doubt, excluding any Software that is a Product or component of a Product sold or licensed to Customers by the SpinCo Business.

“Local Statement” has the meaning set forth in the definition of Settlement Statement.

“Malicious Code” means (a) any code, program, or sub-program whose purpose is to damage or maliciously interfere with the operation of the computer system containing the code, program, or sub-program, or to halt, disable, or maliciously interfere with the operation of the Software, code, program, or sub-program, itself, (b) any code, program, device, method, or token designed to permit any unauthorized person to circumvent the normal security of Software or a computer system, and (c) any code, program, device, method, or token that is designed to permit an unauthorized individual or program to access or take control of Software or a computer system.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Negotiation Period” has the meaning set forth in Section 6.10(a).

“Objection Notice” has the meaning set forth in Section 3.3(a).

“Omitted Services” has the meaning set forth in Section 2.2(a).

“Out-of-Scope Services” means the services set forth on Annex B which are expressly identified as “Out-of-Scope Services.”

“Parent Indemnified Parties” has the meaning set forth in Section 4.3(b).

“Party” or “Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Personnel Review Charges” has the meaning set forth in Section 2.8.

“Provider IP” has the meaning set forth in Section 2.13.

“Receiving Party” has the meaning set forth in Section 6.17.

“Recipient IP” has the meaning set forth in Section 2.13.

“Report” has the meaning set forth in Section 2.8.

“Review” has the meaning set forth in Section 2.8.

“Review Firm” has the meaning set forth in the Recitals.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Separation and Merger Agreements” has the meaning set forth in the Recitals.

“Service Fee” has the meaning set forth in Section 3.1.

“Service Provider” means the Company or any of its Subsidiaries.

“Service Provider Party” has the meaning set forth in Section 2.3.

“Service Recipient” means Parent and its Affiliates (including the SpinCo Entities).

“Service Term” has the meaning set forth in Section 5.1(b).

“Settlement Statement” means a written, monthly notice prepared by Service Provider pursuant to Annex A, Accounting and Finance Services and applicable Law, setting forth and netting amounts due and payable between the Parties (and, if applicable, their relevant Subsidiaries) pursuant to this Agreement, the TDSA the TCMA and the Real Estate License Agreement in the applicable month. In lieu of and in addition to a Settlement Statement and as required by applicable Law or as would be consistent with local custom and practice for comparable transactions in an applicable jurisdiction, however, such monthly notice may be in the form of an invoice or other document (a “Local Statement”) issued by Service Provider or a Subsidiary of Service Provider to Service Recipient or a designated Subsidiary of Service Recipient as listed in Appendix B with respect to certain transactions contemplated by this Agreement in such an applicable jurisdiction.

“Shutdown” has the meaning set forth in Section 2.6(d).

“Statement Date” means the first calendar day of the month in which the Closing occurs.

“Steering Committee” shall have the meaning set forth in Section 2.11(b).

“Term” has the meaning set forth in Section 5.1(a).

“Third Party Charge” has the meaning set forth in Section 2.10.

“Third Party Primary Provider” has the meaning set forth in Section 2.6(c).

“TCMA” means the Transition Contract Manufacturing Agreement (which has the meaning set forth in the Separation Agreement).

“TDSA” means the Transition Distribution Services Agreement (which has the meaning set forth in the Separation Agreement).

“Third Party Provider” has the meaning set forth in Section 2.3.

“Transition Financial Information” has the meaning set forth in Section 2.8.

“Uncured Breach” has the meaning set forth in Section 2.8.

“Transition Services” means the transition services listed in Annex A, the Accounting and Finance Services, Information Technology Services, Supply Chain Services, and IT Systems Access Services, as amended, modified or supplemented from time to time in accordance with the terms hereof (including with respect to any Omitted Services).

“Transition Services Schedule” means Appendix A1 and the Annexes (including Annex A) attached thereto, as amended, modified or supplemented from time to time in accordance with the terms hereof (including with respect to any Omitted Services).

“TSA Contact” has the meaning set forth in Section 2.11.

“Uncured Breach” has the meaning set forth in Section 4.1(a).

ARTICLE 2
TRANSITION SERVICES

Section 2.1.      Transition Services.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in consideration of the fees and charges payable by Service Recipient pursuant to Article 3, Service Provider shall provide, cause its Subsidiaries to provide, or otherwise make available through Third Party Providers (in accordance with Section 2.3), to Service Recipient, and Service Recipient shall receive, the Transition Services for the Term indicated in Section 5.1. A description of each Transition Service hereunder is set forth in the relevant Transition Services Schedule which is identified opposite such Transition Service in the table of Transition Services set forth in Annex A. Subject to Section 2.2, no Party shall be obligated to provide any services to the other Party unless such services have been specified in the Transition Services Schedule. The Parties acknowledge and agree that the Transition Services shall be in the nature of transition services (e.g., routine back office functions) and not commercial services (e.g., research and development, manufacturing, distribution).

(b)           In the event any Transition Service is provided by or to a Subsidiary of any Party, such Party shall (i) cause each such Subsidiary to comply with its obligations as a Service Provider or a Service Recipient, as applicable, as set forth in this Agreement in respect of such Transition Services and (ii) remain fully responsible for its and each such Subsidiary’s compliance with their respective obligations (including, if applicable, the performance of such Subsidiary as Service Provider) under this Agreement and applicable Law.

Section 2.2.      Omitted Services.

(a)           At any time during the period commencing on the date hereof and ending six (6) months following the date hereof, Service Recipient may identify and request Service Provider to provide additional transition services (other than Out-of-Scope Services) that (i) the Service Recipient deems are reasonably necessary to the operation of the SpinCo Business, (ii) were used in the conduct of the SpinCo Business within the twelve (12) month period prior to the Closing Date in the country where such Omitted Service is requested to be performed and (iii) Service Recipient deems reasonably necessary to effectuate the orderly consummation of the transactions contemplated under the Separation and Merger Agreements or the transition of the SpinCo Business to SpinCo and Parent (such services, excluding any Out-of-Scope Services, the “Omitted Services”).

(b)          Upon Service Recipient’s written request for an Omitted Service, Service Provider shall promptly provide or procure the provision of the Omitted Service for a duration reasonably requested by Service Recipient (and agreed to in good faith by Service Provider, such agreement not to be unreasonably withheld, conditioned or delayed), not to exceed the then-current Term (including, if applicable, the Extension Period), in which case, Annex A shall be deemed amended to include such Omitted Service, and such Omitted Service shall become a Transition Service under this Agreement. The additional Service Fee for any Omitted Service shall be calculated using the same methodology as used to determine the Services Fees described on Annex A; provided that such additional Service Fees for Omitted Services shall not increase the aggregate monthly Services Fees payable in any month hereunder by more than fifteen percent (15%) of the Service Fee otherwise payable in such month, as set forth on Annex A (the “Increased Service Fee”).2

Section 2.3.     Service Provider’s Subsidiaries and Third Party Providers. In providing the Transition Services to Service Recipient, Service Provider may (a) use its own personnel, (b) use any of its Subsidiaries and the personnel of any of its Subsidiaries, or (c)  with Service Recipient’s prior written consent (not to be unreasonably withheld), employ the services of qualified contractors, subcontractors, vendors or other third party providers (each, a “Third Party Provider”); provided, that (i) Service Recipient’s prior written consent shall not be required if (x) the third party provided the same services to Service Recipient on behalf of Service Provider as of the Closing Date and the Transition Services are being provided on substantially the same terms as those provided prior to the Closing Date, (y) the third party is providing equivalent services to the Company Business on substantially the same terms or (z) the third party is equally reputable to the Third Party Provider it is replacing and is capable of providing and required to provide the Transition Services in a manner equivalent to, and on substantially the same terms as, such Third Party Provider, (ii) Service Provider shall take commercially reasonable measures to ensure that each Third Party Provider complies with the terms of this Agreement in relation to the provision of Transition Services, (iii) Service Provider shall remain fully responsible for each such Third Party Provider’s compliance with its respective obligations (including its performance as Service Provider) under this Agreement and (iv) Service Provider’s use of a Third Party Provider shall not increase the Service Fee. Each of Service Provider and any of its Subsidiaries or any Person used by Service Provider to provide Transition Services shall be referred to as a “Service Provider Party.”

Section 2.4.     Nature and Quality of Transition Services. Each of the Parties understands and agrees that (a) Service Provider and its Subsidiaries, as applicable, are not in the business of providing Transition Services to third parties, (b) the standard of care to which Service Provider and any other Service Provider Party providing Transition Services hereunder shall be held shall be substantially the same degree of care, skill, and diligence used by Service Provider or its Subsidiaries, as applicable, in providing services substantially similar to such Transition Services for the SpinCo Business in the twelve (12) month period prior to the Effective Date, and (c) the Transition Services shall be provided at times, quality and availability at least materially consistent with the operations of the SpinCo Business in the twelve (12) months prior to the Effective Date.

Section 2.5.     Service Provider’s Policies and Procedures. Except to the extent in conflict with the terms of this Agreement, the Transition Services shall be provided by a Service Provider Party in accordance with Service Provider’s and any other applicable Service Provider Party’s reasonable and bona fide policies and procedures that are applicable to such Service Provider Party at the time the Transition Services are provided; provided, that, any change to such policies and procedures following the Distribution shall not apply to the extent such change has a disproportionate and material negative effect on the Transition Services. If Service Recipient acts in a manner that is materially inconsistent with such policies or procedures, Service Provider Party shall so inform Service Recipient and specify and provide the relevant policies or procedures to Service Recipient, and Service Recipient shall use commercially reasonable efforts to materially conform to the reasonable requirements included in such policies or procedures. Subject to Section 2.4, a Service Provider Party is permitted to make changes from time to time to such policies and procedures; provided, however, that any changes to such policies and procedures shall also apply to Service Provider or relevant Service Provider Party in the provision of services substantially similar to Transition Services to its own internal organization and shall not have a disproportionate and material negative effect on the Transition Services.

Section 2.6.      Limitations to Service Provider’s Obligations. In addition to any other limitation or exclusion of Service Provider’s obligations or liability hereunder, the Parties agree as follows:

(a)           Service Recipient as Sole Beneficiary. Service Recipient acknowledges and agrees that access to and use of the Transition Services is provided solely for the use and benefit of Parent and its Affiliates and solely in support of the operation of the SpinCo Business and transition of the SpinCo Business to SpinCo and Parent. Subject to Section 2.1(b), Service Recipient shall not allow access to or use of the Transition Services by any other Person (other than Service Recipient) or for any other purpose (such as the support of any business of Parent other than the SpinCo Business) without the prior written consent of Service Provider.

(b)           Other Limitations. Service Provider shall not be obligated to provide, or cause to be provided, any Transition Service in a jurisdiction where a Permit is required to perform such Transition Service in such jurisdiction and Service Provider does not hold such Permit and cannot either obtain (i) such Transition Service from a duly licensed and qualified Third Party Provider upon commercially reasonable terms or (ii) a Permit using commercially reasonable efforts and without incurring any material expenditure or other Liability; provided, however, that in each of the foregoing circumstances, Service Provider shall (x) provide Service Recipient with prompt written notice upon becoming aware that it lacks a required Permit and (y) if possible, cooperate and coordinate with Service Recipient to jointly work around the impediment to perform the affected Transition Services in a manner that does not require a Permit and that is consistent with Section 2.4 at no additional cost to Service Recipient. If, using commercially reasonable efforts, Service Provider is not able to provide the affected Transition Service without the required Permit, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Service.

(c)           Service Provider’s Termination of Transition Services Provided by a Third Party Primary Provider. If a Transition Service in whole or in part is provided by a Third Party Provider that is the primary provider of any Transition Service (a “Third Party Primary Provider”) and Service Provider’s or Service Provider Party’s Contract with such Third Party Primary Provider with respect to such Transition Service expires or is terminated any time after the date of this Agreement by the applicable Third Party Provider for a reason other than Service Provider’s breach, Service Provider shall not be obligated to provide, or cause to be provided, such Transition Service; provided, however, that in each of the foregoing circumstances, Service Provider shall (x) use commercially reasonable efforts to avoid such termination or renew such agreement, as applicable, (y) provide Service Recipient with prompt written notice upon becoming aware of the possibility of (or the facts or circumstances giving rise to) such termination or expiration and (z) if possible, work around the impediment to perform the affected Transition Services at no additional cost to Service Recipient. If, using commercially reasonable efforts, Service Provider is not able to provide (or procure the provision of) the affected Transition Services, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Service.

(d)           Maintenance and Shutdowns. If Service Provider determines that it is necessary to temporarily suspend a Transition Service due to the shutdown of the operation of any IT Assets, facilities, machinery, equipment or similar assets used in the provision of a Transition Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements (any such event, a “Shutdown”), Service Provider shall provide Service Recipient with reasonable prior written notice, which shall be provided promptly following the date established for any regularly scheduled Shutdown, of such Shutdown (including reasonable information regarding the nature and the projected length of such Shutdown), unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case Service Provider shall provide written notice as soon as reasonably practicable, and, in each case, thereafter such Service Provider shall use commercially reasonable efforts to cooperate with Service Recipient to minimize and mitigate any impact on or disruption to the Transition Services or the SpinCo Business caused by such Shutdown, and minimize the duration of the Shutdown. Service Recipient shall have no obligation to pay any Service Fees for any Transition Services that were not received as a result of such suspension of Transition Services, and the Parties will negotiate an appropriate and commercially reasonable reduction in the Service Fees for the impacted period(s) to reflect any such Transition Services not received. If, however, Service Provider or relevant Service Provider Party cannot provide such suspended Transition Service for a period of ten (10) consecutive days due to such Shutdown, then Service Recipient reserves the right to terminate such affected Transition Service. In the event the obligations of Service Provider or relevant Service Provider Party to provide any Transition Service shall be suspended or terminated in accordance with this Section 2.6(d), no Party shall have any Liability whatsoever to the other Party directly arising out of or solely relating to such suspension or termination of Service Provider’s or relevant Service Provider Party’s provision of such Transition Service, except to the extent (1) resulting from a breach by a Service Provider Party of any agreement or covenant required to be performed or complied with by a Service Provider Party pursuant to this Section 2.6(d) (but subject to the other limitations on Liability set forth in this Agreement) or (2) the Shutdown was caused by a Service Provider’s negligence in operating the IT Assets.

(e)           Legal Compliance. No Service Provider Party shall be required hereunder to take any action (including by providing any Transition Services) that would constitute, or that Service Provider reasonably believes would constitute, (i) a violation of any applicable Law, (ii) a material breach of Service Provider’s contractual obligations, or (iii) any other violation of a third party’s Intellectual Property rights; provided, however, that in each of the foregoing circumstances, Service Provider shall (x) provide Service Recipient with prompt written notice upon becoming aware of such impediment and (y) if possible, work around the impediment to perform the affected Transition Services in a manner that does not violate any applicable Law, Service Provider’s contractual obligations or third party Intellectual Property rights and that is consistent with Section 2.4 at no additional cost to Service Recipient. If, using commercially reasonable efforts, Service Provider is not able to provide the affected Transition Service without violating applicable Law, its contractual obligations or a third party’s Intellectual Property rights, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Service.

Section 2.7.     Information, Cooperation, and Other Assistance.

(a)           During the Term, Service Recipient shall, upon request by Service Provider, (i) provide Service Provider or any other relevant Service Provider Party with all information within the control of (or reasonably available to) Service Recipient which is reasonably necessary to perform any Transition Services; provided, that, Service Recipient shall not be required to disclose any information to the extent disclosure to the applicable Service Provider Party is not permitted under applicable Law or disclosure of such information is subject to any contractual restrictions which prevent Service Recipient from disclosing such information; provided, however, if possible, the applicable Parties will seek to work around any such impediment in a manner that does not violate any applicable Law or contractual obligations or restrictions; and (ii) otherwise reasonably cooperate with Service Provider or any other relevant Service Provider Party to the extent reasonably necessary for the performance of the Transition Services; provided, that, in the case of (i), Service Recipient shall not incur any additional out-of-pocket costs or expenses or fees in connection with such actions. If disclosed by Service Recipient, any Confidential Information shall be subject to Section 6.17. Service Provider and other relevant Service Provider Party shall not be liable for any breach of this Agreement to the extent caused by Service Recipient’s failure to provide necessary information or cooperation in breach of Service Recipient’s obligations in this Section 2.7.

Section 2.8.     Service Provider shall keep materially complete information relevant to verify the accuracy of the amounts due and payable under this Agreement, the TDSA and the TCMA, including with respect to the Service Fees under this Agreement, COGS and Standard Inventory Cost under the TCMA and Net Proceeds under the TCMA (collectively, the “Transition Financial Information”).  Service Recipient shall have the right during the Term to request that Agreed Upon Procedures, as defined hereafter, be undertaken to verify the Transitional Financial Information (a “Review”). Upon Service Recipient’s written request for a Review (which request shall be made no more than once annually during each year of the Term), Service Provider shall, at Service Recipient’s expense (including reimbursement of Service Provider’s reasonable documented out-of-pocket expenses) and the Personnel Review Charges (as described below), cause a mutually agreed upon independent public accounting firm (the “Review Firm”) to (a) review such records to verify the Transition Financial Information (for a reasonable period during the Term, specified by Service Recipient) and (b) provide to Service Recipient and Service Provider a report (the “Report”) reasonably detailing their findings in connection with performing the specified procedures, including as applicable any amount of overpayment by Service Recipient to Service Provider or underpayment by Service Provider to Service Recipient, as applicable (collectively the “Agreed Upon Procedures”).  If such Report reveals that Service Recipient has overpaid Service Provider or Service Provider has underpaid Service Recipient, in either case, by more than five percent (5%) for the applicable assessed period, then Service Provider shall be fully responsible for the cost of the Review conducted hereunder, and shall (i) remit to Service Recipient the amount of such overpayment as a credit in the next monthly Settlement Statement or, if Service Provider is no longer delivering and remitting payments via Settlement Statements, then via direct remittance within thirty (30) days following receipt of such Report, (ii) remit to Service Recipient the amount of any underpayment within thirty (30) days following receipt of such Report, and (iii) reimburse Service Recipient for any Personnel Review Charges already paid by Service Recipient in connection with such Review. If such Report reveals that Service Recipient has underpaid the Service Provider or Service Provider has overpaid Service Recipient, in either case, by more than five percent (5%) for the applicable assessed period, then Service Recipient shall remit to Service Provider the amount of such underpayment as a debit in the next monthly Settlement Statement or, if Service Provider is no longer delivering and remitting payments via Settlement Statements, then via direct remittance within thirty (30) days following receipt of such Report; provided, for clarity, in such scenario (i) Service Provider shall bear its costs and expenses associated with such Review (including any Personnel Review Charges) and shall reimburse Service Recipient for any such costs and expenses (including any Personnel Review Charges) already paid to Service Provider and (ii) Service Provider shall not seek or be entitled to any other reimbursement or payment from Service Recipient in connection with such Review. Except as set forth in the foregoing sentences, Service Recipient shall reimburse Service Provider for Service Provider’s personnel in connection with a Review, which shall be charged at a rate of $[* * *] per hour for the first 200 personnel hours of each Review, $[* * *] per hour for the next 100 personnel hours of the Review, and $[* * *] per hour for all additional personnel hours for such Review (the “Personnel Review Charges”). For avoidance of doubt the foregoing hourly rates apply per each Review conducted, and shall not be aggregated across Reviews conducted in accordance with this provision. Service Recipient may request at any time that Service Provider’s personnel cease to perform work associated with a Review; provided, that if the Review Firm is unable to complete and deliver its Report because Service Recipient so elects to cease such personnel’s performance, then the activities already undertaken in furtherance of such Review shall nevertheless satisfy Service Provider’s obligation to permit one such annual Review pursuant to this Section 2.8, unless and until Service Recipient confirms such personnel may resume and continue work associated with such Review; provided that such resumption of work must begin no later than thirty (30) days following the date on which Service Recipient elected to cease such personnel’s performance. Service Recipient shall also have the right, exercisable once in the six (6) months following the last to expire or terminate of the TSA, TDSA, and TCMA, to conduct a Review with respect to the Transition Financial Information relevant to the final year of the applicable Term. For the avoidance of doubt, the Review rights set forth in this Section 2.8, Section 4.9 of the TCMA and Section 2.6(d) of the TDSA are not intended to be incremental to one another, but rather one common set of Review rights, which has been replicated in each of this Agreement, the TCMA and the TDSA for ease of reference.

Section 2.9.     Access. To the extent reasonably required for Service Provider or any other relevant Service Provider Party to perform, or otherwise make available, the Transition Services, or for Service Recipient to receive the Transition Services, the party granting access shall, without any charge, provide the party that requires access with reasonable access, on an as-needed basis, to its equipment, office space, plants, telecommunications and computer equipment, IT Assets and systems (subject to Section 6.18 and Section 2.10). The accessing party shall use commercially reasonable efforts to minimize the disruption to the granting party’s operations in exercising such access rights. The accessing party’s access to Service Recipient’s Confidential Information shall be subject to Section 6.17.

Section 2.10.  Use of Equipment. Subject to Section 2.10, Service Provider or any other relevant Service Provider Party shall at all times during the relevant Term have the right to use any equipment owned or leased by Service Recipient as reasonably necessary for Service Provider, or any other relevant Service Provider Party, to provide the Transition Services; provided, however, that any use or operation of such equipment by Service Provider or any other relevant Service Provider Party not in the ordinary course of business and consistent with past practice shall require the prior written consent of Service Recipient, not to be unreasonably withheld, conditioned or delayed.

Section 2.11.   Third Party Consents and Software Licenses. Service Recipient agrees and acknowledges that certain Transition Services to be provided hereunder may require that Service Provider or any other relevant Service Provider Party make use of third party Software or systems for the benefit of Service Recipient in performing the Transition Services. Service Provider shall use commercially reasonable efforts to secure any and all third party Consents and licenses necessary or advisable to allow a Service Provider Party to provide the Transition Services or to add any Omitted Service, including those Consents and licenses required to allow Service Recipient to access the systems of any applicable Software or technology vendor for use by Service Provider or any other relevant Service Provider Party during the term of this Agreement; provided, however, that (a) Service Recipient shall be responsible for and shall pay or reimburse Service Provider for all incremental costs, expenses, fees, levies or charges Service Provider, any of its Subsidiaries, or other relevant Service Provider Party actually incurs in connection with obtaining such Software licenses and required Consents, in each case, to the extent incurred solely to provide, and solely attributable to, the Transition Services (“Third Party Charges”), (b) Service Provider agrees to use commercially reasonable efforts to avoid, minimize and mitigate any such costs, expenses, fees, levies or charges and (c) neither Service Provider, nor any of its Subsidiaries, or other Service Provider Party shall be required to relinquish or forbear any material rights in connection with obtaining such Software licenses and required Consents. Obtaining any such necessary Software licenses and required Consents is an express condition to Service Provider’s and relevant Service Provider Party’s obligation to provide any Transition Service requiring the use of such Software under this Agreement, and neither Service Provider nor any other relevant Service Provider Party shall be considered in breach of this Agreement for failure to provide such Transition Service (due to the fact that the Parties were unable to acquire the necessary licenses and required Consents in accordance with the obligations of this Section 2.10); provided, that, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Transition Services at no additional cost to Service Recipient. To the extent that Service Recipient has direct access to or use of third party Software licensed by Service Provider, any of its Subsidiaries, or any other Service Provider Party during the term of this Agreement, Service Recipient agrees to, and agrees to cause its Subsidiaries (as applicable) to, comply with the terms of such Software licenses which have been provided to Service Recipient.

Section 2.12.   TSA Contact; Exit Plan.

(a)           The Company and Parent shall each designate an individual to act as its primary point of operational contact for the administration and operation of this Agreement (each, a “TSA Contact”). For the Company, the initial TSA Contact shall be Nicholas Jepperson, Project Specialist, Integration Management Office, 3M Company (njepperson@mmm.com; 651-736-7199). For Parent, the initial TSA Contact shall be Amy Rocklin, Vice President, General Counsel and Corporate Secretary, Neogen Corporation (arocklin@neogen.com; 517-372-9200). With respect to the Party a TSA Contact represents, each TSA Contact shall have overall responsibility for coordinating all activities undertaken by such Party hereunder, for acting as a day-to-day contact with the other Party on matters related to this Agreement, for making available to the other Party information and other support reasonably required for the performance of the Transition Services in accordance with the terms of this Agreement, and for initially negotiating the resolution of any Disputes between the Parties under this Agreement. The TSA Contacts shall meet or confer, by telephone or in person, from time to time as reasonably necessary, but no less than biweekly, between the Effective Date and the expiration or termination of the Term in order to promote open and efficient communication regarding effective and coordinated performance of, and resolution of questions and issues related to, the Transition Services. There will be a standing agenda for each Steering Committee meeting, which may be updated from time to time and which shall be circulated by the Chair at least one (1) day prior to any meeting. The Company and Parent may change their respective TSA Contacts from time to time upon delivery of a written notice to the other Party in accordance with Section 6.3.

(b)           The Parties will establish a steering committee for the Transition Services, Transition Distribution Activities and Contract Manufacturing Services (the “Steering Committee”), which will be made up of the TSA Contacts as well as an agreed number, which shall be at least two (2), Representatives appointed by each of Service Provider and Service Recipient. Service Recipient shall appoint one (1) of the Representatives of Service Provider as the chairperson of the Steering Committee (the “Chair”) at or prior to the first meeting of the Steering Committee. The Steering Committee shall meet or confer, by telephone or in person, from time to time as reasonably necessary, but no less than monthly (unless and until the Steering Committee agrees in writing to meet less frequently), between the Effective Date and the latest of (i) the termination or expiration of the TSA or TDSA and (ii) ninety (90) Business Days following the expiration or termination of the TCMA in order to promote open and efficient communication regarding effective and coordinated performance of, and resolution of questions and issues related to, the Transition Services, the Transition Distribution Activities and the Contract Manufacturing Services. Each of Service Provider and Service Recipient shall appoint their respective representatives as of the Effective Date, and may change their respective Representatives from time to time upon delivery of a written notice to the other Party in accordance with Section 6.3. The Steering Committee does not have the authority to amend this Agreement or any other Transaction Document.

(c)           In order to promote a smooth and orderly wind down and transition to the appropriate party of Transition Services upon the termination or expiration of Appendix A, Service Recipient shall plan in good faith and, at Service Provider’s reasonable and periodic request, communicate to Service Provider the wind down and service exit activities that will need to be managed or completed in preparation for the termination or expiration of Appendix A. These wind down and service exit activities shall be reflected in a written service exit plan (the “Exit Plan”) prepared by Service Recipient and delivered to Service Provider no later than ninety (90) days before the expiration or (if possible) termination of Appendix A; provided, that, failure of Service Recipient to deliver such Exit Plan shall not extend the Term or delay the termination or expiration of Appendix A. Service Provider, its Subsidiaries, and relevant Service Provider Parties shall not be responsible or liable for any inconvenience, loss, or damages to Service Recipient to the extent resulting from the Service Recipient’s failure to prepare, deliver or implement the Exit Plan.

Section 2.13.  Service Recipient Acknowledgment and Representations. Service Recipient understands that the Transition Services provided hereunder are transitional in nature and are provided for the purpose of working toward a smooth and orderly transfer of the SpinCo Business to SpinCo and Parent. Service Recipient understands and agrees that neither Service Provider nor any of its Subsidiaries is in the business of providing Transition Services to third parties. Service Recipient agrees that Service Provider shall not be responsible for any Losses to the extent resulting from Service Recipient’s (a) failure to retain SpinCo Employees who performed critical functions for the SpinCo Business in support of any services substantially similar to the Transition Services immediately prior to the Closing Date to continue to perform such functions to the extent necessary for Service Recipient to receive the Transition Services (and, in the event a SpinCo Employee for any reason does not continue with SpinCo or Parent, is no longer able to perform such functions, is terminated or otherwise leaves the employ of SpinCo or Parent, or is not retained by SpinCo or Parent, to replace any such SpinCo Employee with, or assign the critical functions performed by such person to, an employee or contractor of comparable skill for the function as soon as reasonably practicable) during the Term of such Transition Services, or (b) failure to employ or otherwise engage personnel to perform critical functions for the SpinCo Business to receive the Transition Services. During the term of this Agreement, Service Recipient agrees to work diligently and expeditiously using commercially reasonable efforts to employ or retain personnel, and establish its own logistics, infrastructure and systems, to enable a transition to its own internal organization (or employ directly the services of contractors, subcontractors, vendors, or other third party providers).

Section 2.14.  IP Ownership and License. Intellectual Property created by or on behalf of Service Provider as a result of providing the Transition Services shall be owned (i) by Service Recipient to the extent it primarily relates to the SpinCo Business or is created specifically for the SpinCo Business (“Recipient IP”), and (ii) by Service Provider to the extent it is not Recipient IP (“Provider IP”). Service Provider hereby assigns all right, title and interest in the Recipient IP to Service Recipient, and shall do all things and take all actions (including executing and recording all documents) reasonably requested by Service Recipient or necessary to give effect to such assignment. Service Provider hereby grants to Service Recipient a royalty-free, fully paid-up, non-exclusive, worldwide, sublicensable and transferable license in, to and under all Provider IP, to the extent it is used in connection with any Recipient IP or other SpinCo Assets.

ARTICLE 3
COMPENSATION FOR SERVICES

Section 3.1.     Fee. As compensation for each Transition Service to be provided pursuant hereto, Service Recipient shall pay Service Provider (a) the Initial Service Fee during the Initial Term, (provided, that, if the Effective Date is not the first day of the calendar month, Service Recipient shall pay a pro rata portion of the applicable Initial Service Fee for the first month of the Initial Term and the last month of the Final Term) (ii) the Extension Service Fee during the Extension Period, in each case, as set forth in Appendix A and (c) any Increased Service Fee ((a)–(c) collectively, the “Service Fee”) and, if applicable, Third Party Charges. Notwithstanding anything to the contrary herein, the Service Fee shall be deemed inclusive of, and Service Recipient shall not be responsible for, any and all costs, expenses, fees, levies and other out-of-pocket expenses (other than, if applicable, Taxes and Third Party Charges) incurred in connection with the performance or provision of the Transition Services and (ii) Service Recipient shall not be obligated to pay the Extension Service Fee (and shall instead continue to pay the Initial Service Fee) during any Extension Period to the extent such Extension Period is necessary because Service Provider failed to meet the standards set forth in Section 2.4.

Section 3.2.     Covered Taxes and Taxes. Service Recipient shall be responsible for and shall pay or reimburse Service Provider (in accordance with Section 3.3 below) for (a) all Third Party Charges pursuant to Section 2.10 and (b) any Covered Taxes that Service Provider or relevant Service Provider Party is required by applicable Law to collect or pay and any Taxes that Service Provider or relevant Service Provider Party is required by applicable Law to deduct or withhold pursuant to Section 3.5(b).

Section 3.3.     Payment of Service Fees and Other Charges.

(a)           Payment. Payment of the amounts due hereunder shall be made monthly, based on Settlement Statements issued by Service Provider to Service Recipient or any Local Statements (if applicable) issued by Service Provider or a Subsidiary of Service Provider to Service Recipient or a Subsidiary of Service Recipient in the manner set forth in Section 3.4. If the net total amount for the month set forth in such Settlement Statement or Local Statement is (i) a positive amount, Service Provider shall remit to Service Recipient and, as applicable, Service Provider or relevant Subsidiary of Service Provider shall remit to Service Recipient or the corresponding designated Subsidiary of Service Recipient as listed in Appendix B an amount equal to such net amount or (ii) a negative amount, Service Recipient shall remit to Service Provider and, as applicable, Service Recipient or relevant Subsidiary of Service Recipient shall remit to Service Provider or the corresponding designated Subsidiary of Service Provider as listed in Appendix B an amount equal to the absolute value of such net amount. Unless otherwise required by applicable Law, any payments pursuant to this Agreement with respect to a Settlement Statement shall be made in U.S. dollars and with respect to a Local Statement shall be made in the relevant local currency stated in Appendix B to the Party or relevant Subsidiary of a Party owed no later than thirty (30) days following the date of receipt by Service Recipient of any Settlement Statement or by Service Recipient or Subsidiary of Service Recipient of any Local Statement; provided, however, that in the event Service Recipient or Subsidiary of Service Recipient has a good faith objection to any cost or expense in any Settlement Statement or Local Statement that exceeds Fifty Thousand Dollars ($50,000.00) individually or in the aggregate (including good faith objections Service Recipient could have made in the preceding three (3) TSA Statements), each on the grounds that it does not comply with this Agreement, as set forth in a written notice to Service Provider and relevant Subsidiary of Service Provider containing reasonable detail as to the basis for Service Recipient’s or Subsidiary of Service Recipient’s objection (an “Objection Notice”), Service Recipient or Subsidiary of Service Recipient shall only be obligated to pay that portion of such Settlement Statement or Local Statement to which it does not object in such Objection Notice and Service Provider and Service Recipient shall resolve any dispute relating to the portion of the Settlement Statement or Local Statement to which Service Recipient or Subsidiary of Service Recipient has objected pursuant to Section 3.3(c).

(b)           Failure of Payment. Any payments due and payable pursuant to Section 3.3(a) (which are not subject to an Objection Notice) and not made within the time required pursuant to Section 3.3(a) shall bear interest based on the federal funds rate in effect on the date such payments were required to be made through the date of payment. Without limiting other available remedies, Service Provider reserves the right to suspend the performance of Transition Services under this Agreement upon failure of Service Recipient or a designated Subsidiary of Service Recipient to make any payment which is past due pursuant to this Agreement, which failure is determined to be a material breach of this Agreement, except to the extent that such payment is subject to a dispute pursuant to Section 3.3(c); provided, however, that (i) Service Provider must provide written notice of its intention to suspend, or cause to be suspended, performance of any such Transition Services and provide Service Recipient thirty (30) days to cure such failure in full and (ii) Service Provider is only permitted to suspend the performance of Transition Services to which such uncured failure to pay directly relates. Notwithstanding anything to the contrary herein, to the extent any failure of Service Recipient or a designated Subsidiary of Service Recipient to make any payment due pursuant to this Agreement, to the extent it is determined to be a breach of this Agreement, shall be deemed a breach solely with respect to this Agreement (and not with respect to any other Transaction Document).

(c)           Payment Dispute Resolution. If Service Recipient or Subsidiary of Service Recipient disputes pursuant to Section 3.3(a) any amount reflected in a Settlement Statement or Local Statement (if applicable), Service Recipient or relevant Subsidiary of Service Recipient must deliver to Service Provider and relevant Subsidiary of Service Provider as listed in Appendix B an Objection Notice no later than thirty (30) days after receiving such Settlement Statement or Local Statement. Subject to Service Provider’s audit rights herein and in any other Transaction Document, if Service Recipient or Subsidiary of Service Recipient does not deliver to Service Provider and relevant Subsidiary of Service Provider an Objection Notice during such thirty (30) day period (or if any Objection Notice timely delivered to Service Provider and relevant Subsidiary of Service Provider does not dispute one or more such Third Party Charges set forth in the applicable Settlement Statement or Local Statement), Service Recipient and relevant Subsidiary of Service Recipient shall be deemed to have accepted such Settlement Statement or Local Statement (or the undisputed charges therein) and no dispute with respect to such Settlement Statement or Local Statement (or such undisputed charges) may thereafter be commenced. Within ten (10) days of Service Provider’s and relevant Subsidiary of Service Provider’s receipt of such Objection Notice, the TSA Contacts shall discuss in good faith a resolution of such Dispute. If, following such discussions, the TSA Contacts have not resolved such Dispute, then within ten (10) days after such discussions, the TSA Contacts shall discuss again, by telephone or in person, and members of senior management with authority to resolve such Dispute of each of Service Provider and Service Recipient shall attend and participate in such discussion. If such Dispute remains unresolved following such meeting of TSA Contacts and senior management personnel, such Dispute shall be resolved pursuant to Section 6.10 (provided, that, the Negotiation Period shall be deemed to have run). Any disputed amount under this Section 3.3(c) shall be paid within ten (10) days after the dispute has been finally resolved.

Section 3.4.    Settlement Statement.3 No later than the last calendar day of the month following (i) each month during the Term and (ii) each of the two (2) months following the last day of the month in which this Agreement is terminated or expires, Service Provider shall deliver to Service Recipient a Settlement Statement or in the case of a written notice in lieu of a Settlement Statement in an applicable jurisdiction, a Local Statement issued by Service Provider or a Subsidiary of Service Provider to Service Recipient or a designated Subsidiary of Service Recipient as listed in Appendix B, each Settlement Statement and Local Statement(s) reflecting, to the extent reasonably possible at the time the Settlement Statement or Local Statement is prepared, all Service Fees and applicable Third Party Charges for all Transition Services provided to Service Recipient or relevant Subsidiary of Service Recipient in the preceding month pursuant to this Agreement (and, for the avoidance of doubt, any Service Fees and Third Party Charges that it is not reasonably possible to include in the applicable monthly Settlement Statement or Local Statement shall be carried over and included in the next monthly Settlement Statement or Local Statement) and all outstanding Services Fees and applicable Third Party Charges for any Transition Services provided to Service Recipient or relevant Subsidiary of Service Recipient (and not previously included in a Settlement Statement or Local Statement) pursuant to this Agreement. In each case unless otherwise required by applicable Law, all Settlement Statements shall be issued in U.S. dollars and all Local Statements (if applicable) shall be issued in the relevant local currency stated in Appendix B. If applicable, to the extent the amount of any fee, cost, expense, or other charge included in the calculation of a Service Fee or Third Party Charges for any Transition Service or other permitted charges is not expressed in U.S. dollars and needs to be converted to U.S. dollars for purposes of such calculation, Service Provider shall convert such amount into U.S. dollars based upon the applicable foreign exchange rate reported by the foreign exchange rate services of Bloomberg using the average of each daily rate within the month applicable to the Settlement Statement or Local Statement. Upon written request by Service Recipient’s TSA Contact to Service Provider’s TSA Contact, Service Provider shall make its personnel reasonably available to answer questions and provide supporting documentation (to the extent such documentation already exists or is otherwise routinely generated by the Company in the ordinary course) with respect to any Settlement Statement or Local Statement (if applicable).

Section 3.5.      Taxes.

(a)           Any amounts set forth herein are exclusive of all applicable sales, use, value-added, transfer, goods and services or other similar taxes, duties, levies, or fees in the nature of a tax, including interest and penalties imposed by a Governmental Authority, that Service Provider or relevant Service Provider Party may be required to collect from Service Recipient in connection with Service Provider’s or relevant Service Provider Party’s performance hereunder or that may be payable as a result of these transactions (“Covered Taxes”). For purposes of clarity, such amounts may include fees, costs, expenses, charges, and other amounts due hereunder. Service Recipient shall be responsible for and pay any Covered Taxes imposed as a result of its receipt of Transition Services or imposed on it with respect to the payments due to Service Provider or relevant Service Provider Party hereunder. Notwithstanding the above, if Service Provider or relevant Service Provider Party is required by applicable Law to collect or pay Covered Taxes, Service Provider or relevant Service Provider Party shall either collect such Covered Taxes from Service Recipient by collecting such Covered Taxes as separately stated in the Settlement Statement or Local Statement (if applicable) for the applicable month or, if the underlying transaction that gives rise to the Covered Taxes is not addressed by the Settlement Statement or Local Statement (if applicable), then such Covered Taxes shall be collected in a similar manner to the payment related to the underlying transaction. Covered Taxes or Taxes shall be computed transaction by transaction based on the gross amount due unless otherwise required by applicable Law, prior to any netting of actual payments pursuant to Section 3.3(a). Service Provider or relevant Service Provider Party shall not collect any Covered Taxes for which Service Recipient furnishes a valid and properly completed exemption certificate or other proof of exemption for which Service Recipient may legally claim an available exemption from such Covered Tax. Service Recipient shall be responsible for any Covered Tax, interest and penalty if such exemption certificate or other form of proof of exemption is disallowed by the tax authority. Notwithstanding the foregoing, Service Provider shall be responsible for any Covered Taxes (but only to the extent in the nature of, or constituting, penalties or interest) imposed as a result of a failure to timely remit any Covered Taxes to the applicable Governmental Authority to the extent Service Recipient timely remits such Covered Taxes to Service Provider or Service Recipient’s failure to do so results from Service Provider’s failure to timely charge or provide notice of such Covered Taxes to Service Recipient.

(b)           Except for any Covered Taxes pursuant to Section 3.5(a), the Parties shall make all payments to one another free and clear of, and without deduction or withholding for any other Taxes unless required to deduct or withhold by applicable Law. In the event that a Party is required to deduct or withhold Taxes (other than Covered Taxes) in connection with any payments to the other Party pursuant to this Agreement, then such Party shall duly withhold and remit such Taxes to the appropriate Governmental Authority and shall pay to the other Party the remaining net amount after the Taxes have been withheld as reflected in the Settlement Statement or Local Statement (if applicable) for the applicable month. The withholding Party shall, as soon as reasonably practicable, furnish to the other Party a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made hereunder and remittance thereof. Each Party shall provide to the other Party any certification reasonably necessary to certify a Party’s eligibility (if any) for exemption or reduction from withholding or to certify a Party’s status under the Foreign Account Tax Compliance Act or similar Law, if applicable.

(c)           The Parties shall cooperate and use commercially reasonable efforts to (i) minimize the amount of Taxes covered by Section 3.5(a) or required to be withheld under applicable Law under Section 3.5(b), (ii) claim the benefit of any exemptions or reductions in applicable rates, to the extent allowable under applicable Law, and (iii) furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, information and assistance relating to the preparation and filing of any Tax return, claim for refund or other filings relating to Taxes described in Section 3.5(a) and Section 3.5(b).

(d)           Each Party shall be solely responsible for its own income taxes with respect to amounts received in connection with this Agreement.

ARTICLE 4
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES; INDEMNIFICATION

Section 4.1.     Limitation of Liability.

(a)           Limitations of Service Provider’s Liability. Except with respect to (i) the Company’s obligations pursuant to Section 7.1(c) of the TCMA to replace, or provide a refund for, Product that does not conform to the warranty set forth in Section 7.1(a) of the TCMA and (ii) Losses to the extent caused by Service Provider’s willful misconduct, in the event of any performance or non-performance, or anything else, arising under this Agreement that results in any Losses for which Service Provider is liable, Service Provider’s (meaning the Company together with its Subsidiaries) aggregate, maximum, cumulative and sole Liability (including based on breach of warranty, breach of contract, negligence, strict liability in tort, indemnity or any other legal or equitable theory) for such Losses, regardless of whether under this Agreement or under the TCMA or the TDSA, in the aggregate under all such agreements shall not exceed a maximum amount of One Hundred Million Dollars ($100,000,000). Service Recipient shall provide written notice of any claim for Losses reasonably promptly after becoming aware of the actions giving rise to such claim or Losses, and must specify the Losses amount claimed and a reasonable description of the action (including, if applicable, the Transition Service) giving rise to the claim; provided, that, no failure to give such notice will relieve Service Provider of any of its liability hereunder except to the extent that Service Provider is actually prejudiced by such failure. Service Provider shall not be liable in connection with this Agreement for any Losses that are punitive, special, exemplary, speculative, indirect, incidental or otherwise not reasonably foreseeable, nor for any Losses that are related to or based upon diminution of value (including any type of valuation multiple or similar theory of damages). Service Provider shall not be liable for any Losses that are consequential, indirect, or incidental, including loss of profits, except to the extent any such Losses result from Service Provider’s material breach of this Agreement that has not been cured (in accordance with this Agreement) within thirty (30) days after Service Provider receives written notice of such breach from Service Recipient (an “Uncured Breach”). Notwithstanding the foregoing, if a Service Provider has three (3) Uncured Breaches in any twelve (12) month period during the Term, the preceding sentence shall not apply to (and Losses that are consequential, indirect, or incidental, including loss of profits (whether or not deemed to be direct damages) shall be available for) any subsequent material breach. Notwithstanding anything in this Agreement to the contrary, in no event shall Service Provider be liable under this Agreement for any failure to the extent such failure was directly attributable to the Service Recipient’s material breach of this Agreement.

(b)           Limitations of Service Recipient’s Liability. Except with respect to Losses to the extent caused by Service Recipient’s willful misconduct, in the event of any performance or non-performance, or anything else, arising under this Agreement that results in any Losses for which Service Recipient is liable, Service Recipient’s aggregate, maximum, cumulative and sole Liability (including based on breach of warranty, breach of contract, negligence, strict liability in tort, indemnity or any other legal or equitable theory) for such Losses, regardless of whether under this Agreement or under the TCMA or the TDSA, in the aggregate under all such agreements shall not exceed a maximum amount of One Hundred Million Dollars ($100,000,000). Service Provider shall provide written notice of any claim for Losses reasonably promptly after becoming aware of the actions giving rise to such claim or Losses, and must specify the Losses amount claimed and a reasonable description of the action giving rise to the claim; provided, that, no failure to give such notice will relieve Service Recipient of any of its liability hereunder except to the extent that Service Recipient is actually prejudiced by such failure. Service Recipient shall not be liable in connection with this Agreement for any Losses that are punitive, special, exemplary, speculative, consequential, or otherwise not reasonably foreseeable, nor for any Losses related to or based upon diminution of value (including any type of valuation multiple or similar theory of damages). Notwithstanding anything in this Agreement to the contrary, in no event shall Service Recipient be liable under this Agreement for any failure to the extent such failure was directly attributable to Service Provider’s material breach of this Agreement.

(c)           The limitations of this Section 4.1 apply regardless of whether the Losses are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory. The limitations of liability of this Section 4.1 are independent of, and survive, any failure of the essential purpose of any remedy under this Agreement.

Section 4.2.     Disclaimer of Warranties and Acknowledgment. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF SERVICE PROVIDER AND ITS SUBSIDIARIES MAKES NO WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO (a) THE NATURE, CONDITION OR QUALITY OF ANY TRANSITION SERVICE OR ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT OR (b) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY TRANSITION SERVICE OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. SERVICE RECIPIENT EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT), EXPRESS OR IMPLIED, OF SERVICE PROVIDER, ITS AFFILIATES, OR ANY RELEVANT SERVICE PROVIDER PARTY IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 4.2.

Section 4.3.      Indemnification.

(a)           Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries, and its relevant Service Provider Parties and their respective equityholders, members, partners, agents, Representatives, directors, officers, employees, successors and assigns (collectively, the “Company Indemnified Parties”) from and against, and shall pay and reimburse each of the Company Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnified Parties to the extent arising out of claims, demands, lawsuits, or other Actions made or threatened against them by any non-Affiliate third parties to the extent resulting from or relating to (i) SpinCo’s or Parent’s breach of this Agreement or (ii) SpinCo’s or Parent’s gross negligence or willful misconduct, except in each case (i) and (ii), to the extent such Losses are caused by the gross negligence or willful misconduct of any Company Indemnified Party.

(b)           The Company shall indemnify, defend and hold harmless each of Parent, its Subsidiaries and their respective equityholders, members, partners, agents, representatives, directors, officers, employees and successors and assigns (collectively, the “Parent Indemnified Parties”) from and against, and shall pay and reimburse each of the Parent Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnified Parties to the extent arising out of claims, demands, lawsuits, or other Actions made or threatened against them by any non-Affiliate third parties to the extent resulting from or relating to (i) a Service Provider Party’s breach of this Agreement or (ii) a Service Provider Party’s gross negligence or willful misconduct, except in each case (i) and (ii), to the extent such Losses are caused by the gross negligence or willful misconduct of any Parent Indemnified Party.

(c)           All claims for indemnification pursuant to this Section 4.3 shall be made in accordance with the indemnification procedures set forth in this Section 4.3(c) and subject to notice to the indemnifying party in accordance with Section 6.3. If a party believes in good faith it is entitled to assert a claim for indemnification pursuant to this Section 4.3, such party shall give the other party written notice of any such claim, including a description in reasonable detail of (i) the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (ii) the estimated amount of Losses that have been or may be sustained by the applicable indemnified party in connection with such claim. Any such notice shall be given promptly, generally not later than twenty (20) Business Days after the applicable party becomes aware of the facts constituting the basis for such claim; provided, however, that no failure to give such prompt written notice will relieve the indemnifying party of any of its indemnification obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure. With respect to any such claim, the indemnifying party shall have the right to assume control of the defense of such claim at its own expense with counsel of its choosing, and the indemnified party shall cooperate in good faith in such defense. If the indemnifying party elects not to control the defense of such claim, the indemnified party may control the defense of such claim with counsel of its choosing and the indemnifying party will be liable for the reasonable out-of-pocket fees and expenses of external counsel. The party that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any claim with counsel selected by it. The parties shall reasonably cooperate with each other in connection with the defense of any such claim, including by retaining, and providing to the party controlling such defense, records and information that are reasonably relevant to such claim and making available relevant employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The party that is controlling such defense shall keep the other party reasonably advised and informed of the status of such claim and the defense thereof. The indemnified party shall not agree to any settlement of such a claim for which it seeks indemnification without the prior written consent of the indemnifying party. The indemnifying party will not agree to a settlement without the prior written consent of the indemnified party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each indemnified party from all Losses with respect thereto, (B) not impose any Losses (including any equitable remedies) on the indemnified party and (C) not involve a finding or admission of any wrongdoing on the part of the indemnified party.

(d)           No right of indemnification shall exist under this Agreement with respect to matters for which indemnification or coverage has been claimed and recovered under the Separation Agreement. No right of indemnification shall exist under the Separation Agreement with respect to matters for which indemnification or coverage has been claimed and recovered under this Agreement. No claim for indemnification made under this Agreement shall be denied solely because such claim was initially brought under the Separation Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement.

ARTICLE 5
TERM AND TERMINATION

Section 5.1.      Term; Extension Period.

(a)           This Agreement shall become effective on the Effective Date; provided that, in the event the Effective Date is different from the Statement Date, then (i) this Agreement shall be deemed effective as of the Effective Date for accounting and Settlement Statement (including Local Statement(s) (if applicable)) purposes and (ii) Service Recipient shall pay a pro rata portion of the applicable Initial Service Fee for the first month of the Initial Term and the last month of the Final Term). Unless terminated earlier pursuant to Section 5.2, this Agreement shall remain in full force and effect through the date of the termination or expiration of the last Service Term for any Transition Service (including, if applicable, the Extension Period, the “Term”).

(b)           Unless earlier suspended or terminated pursuant to the terms of this Agreement, Service Provider shall provide, and Service Recipient shall receive, each Transition Service for eighteen (18) months (the “Initial Term”) and, if applicable, the Extension Period (together with the Initial Term, the “Service Term” for such Transition Service).  Upon Service Recipient’s written notice to Service Provider at least fifteen (15) days prior to the end of the Initial Term, the Initial Term may be extended for one (1) extension period equal to six (6) months (the “Extension Period”). Upon such written notice, (i) the Service Term of all Transition Services listed in such notice shall be deemed amended to include the Extension Period and (ii) the Term of this Agreement shall be deemed amended to include the Extension Period. The Service Term for any Transition Service may be extended beyond the Extension Period only by the mutual written consent of the Parties (it being understood that, except for the Extension Period, no Party shall be under any obligation to consider or agree to any extension of the Service Term for any Transition Service).

Section 5.2.     Termination. This Agreement may be terminated at any time prior to the expiration of the Final Term:

(a)           by the mutual written consent of the Company and Parent, with respect to this Agreement or any Transition Service, in its entirety or in part;

(b)           by either Party for a material breach (other than breaches of Service Recipient’s payment obligations hereunder) of this Agreement by the other Party that is not cured within thirty (30) days after written notice of such material breach is delivered to such other Party by the terminating Party; provided, that, Service Provider may only terminate with respect to Transition Services directly related to such material breach and the Transition Services directly dependent on such terminated Transition Services;

(c)           by Service Recipient, in its entirety, by prior written notice delivered to Service Provider, which termination shall be effective on the last day of the month immediately following the month in which such notice was received by Service Provider and, if applicable, subject to having an Exit Plan for such Transition Services; or

(d)           by a Party as otherwise (and to the extent and in the manner) specifically permitted in this Agreement by prior written notice delivered to the other Party.

Section 5.3.     Effect of Termination or Expiration. Upon termination or expiration of any Transition Service or this Agreement in accordance with the terms of the Transition Services Schedule or this Agreement, Service Provider and relevant Service Provider Parties shall have no further obligation to provide such terminated or expired Transition Services or, in the case of the termination or expiration of this Agreement, this Agreement in its entirety; provided that the provisions of Article 1, Article 3, Article 4, Section 2.11, this Section 5.3, Section 5.4, Section 6.1, and Sections 6.3 – 6.17 shall survive indefinitely the termination or expiration of this Agreement.

Section 5.4.     Sums Due. In the event of termination or expiration of this Agreement or any Transition Services under the Transition Services Schedule, and without limiting any other applicable payment rights or obligations of the Parties hereunder, any Party owed payment shall be entitled to prompt payment or reimbursement of, and such Party owing payment shall promptly pay and reimburse the Party owed payment under this Agreement or the applicable Transition Services Schedule for, all amounts accrued or due under this Agreement or with respect to any terminated or expired Transition Services, including any Covered Taxes, as of the date of such termination or expiration in accordance with the applicable Settlement Statement (which amount may be a pro rata portion of the applicable Service Fee).

ARTICLE 6
MISCELLANEOUS

Section 6.1.     Fees and Expenses. Except as otherwise expressly set forth in this Agreement, in any other Transaction Document or in the Separation and Merger Agreements, all fees and expenses incurred by the Parties, including fees and disbursements of counsel, financial advisors, accountants and consultants, in connection with this Agreement and the transactions contemplated by this Agreement, shall be borne by the Party that has incurred such costs and expenses; provided, however, that in the event this Agreement is terminated or expires in accordance with its terms, the obligations of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination or expiration.

Section 6.2.     Force Majeure. The obligations of Service Provider, or any other relevant Service Provider Party, to provide Transition Services shall be suspended during the period and to the extent that Service Provider, or any other relevant Service Provider Party, is substantially prevented or significantly hindered or delayed from providing such Transition Services by any cause beyond the reasonable control of Service Provider or any other relevant Service Provider Party and which such party could not, by exercising substantially the same level of care and diligence with respect to such matters as it did during the twelve (12) month period prior to the Effective Date, reasonably have avoided (an “Event of Force Majeure”), including acts of God, strikes, lock-outs, other labor and industrial disputes and disturbances, civil disturbances, changes in government requirements and regulations, court orders, governmental actions, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, rebellion, revolution, insurrection, riot, invasion, fire, storm, flood, explosion, earthquake, elements of nature, epidemics, pandemics (including any worsening of the COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced pursuant to bona fide COVID-19 policies adopted by the Company in an applicable region for its own internal organization after the date of this Agreement) national or regional emergency, shortage of necessary equipment, materials, power, or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. In any Event of Force Majeure, (a) Service Provider shall give notice of such suspension to Service Recipient, as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof and (b) Service Provider, or the relevant Service Provider Party, shall use commercially reasonable efforts to overcome such Event of Force Majeure, minimize and mitigate the impact of the Event of Force Majeure on the operation of the SpinCo Business, which efforts shall be no less than those used in the Company Business, and resume the provision of the relevant Transition Services as soon as reasonably practicable after the removal of such Event of Force Majeure if the applicable Service Term for such Transition Service has not expired. Service Recipient and its Affiliates shall have no obligation to pay any Service Fees for any Transition Services that were not received as a result of an Event of Force Majeure, and the Parties will negotiate an appropriate and commercially reasonable reduction in the Service Fees for the impacted period(s) to reflect any such Transition Services not received. If, however, Service Provider, or the relevant Service Provider Party, cannot perform such suspended Transition Services for a period of ten (10) consecutive days due to such cause, then Service Recipient reserves the right to terminate such affected Transition Service. In the event the obligations of Service Provider to provide any Transition Service shall be suspended or terminated in accordance with this Section 6.2, Service Provider, its Subsidiaries, and relevant Service Provider Parties shall not have any Liability whatsoever to Service Recipient to the extent arising out of such suspension or termination of Service Provider’s or the relevant Service Provider Party’s provision of such Transition Service, except to the extent resulting from a breach by Service Provider of any agreement or covenant required to be performed or complied with by Service Provider pursuant to this Section 6.2 (but subject to the other limitations on Liability set forth in this Agreement).

Section 6.3.     Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.3):

If to the Company:

3M Company

Health Care Business

3M Center, Building 220-14E-13
St. Paul, MN 55144
E-mail: Dealnotices@mmm.com
Attention: Executive Vice President

with a copy (which shall not constitute notice) to:

3M Company
Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144
E-mail: Dealnotices@mmm.com
Attention: Assistant Secretary

If to Parent or SpinCo:	Neogen Corporation

620 Lesher Place Lansing, MI 48912

Attention: Amy Rocklin, Vice President and General Counsel

Email: ARocklin@neogen.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Attention: Michael J. Aiello; Eoghan P. Keenan

E-mail: michael.aiello@weil.com; eoghan.keenan@weil.com

Section 6.4.     Entire Agreement. This Agreement (including the Transition Services Schedule and Appendices, Annexes and Schedules hereto), the Separation and Merger Agreements, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided, that, following the Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Evaluation Material” for purposes thereof (provided further that the foregoing shall in no way diminish, eliminate or alter any obligation of Parent with respect to any other Evaluation Material).

Section 6.5.     Amendment. No provision of this Agreement, including the Transition Services Schedule, Appendices, Annexes and Schedules hereto, (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.

Section 6.6.     Waivers of Default. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance by the other Party with any of the agreements or conditions contained herein. A waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.

Section 6.7.     Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.8.     No Third Party Beneficiaries. Except as provided in Section 4.3 with respect to the Company Indemnified Parties and Parent Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.9.     Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 6.10.   Dispute Resolution.

(a)           Any claim, disagreement, or dispute between the Parties arising out of or relating to this Agreement (including the Transition Services Schedule) or any of the transactions contemplated hereby (a “Dispute”) shall be resolved in the manner provided in this Section 6.10. The Parties shall attempt to resolve any Dispute by negotiating in good faith for a period of thirty (30) days after receipt by either Party of a written notice of the Dispute from the other Party (the “Negotiation Period”). The written notice shall identify, with reasonable particularity, each matter or issue that is the subject of the Dispute, a summary of the basis for the Party’s position with respect to each such matter or issue and the relief being requested by the Party. Subject to Section 6.10(b), no Party shall commence any Action in respect of any Dispute (i) until the expiration of the Negotiation Period or (ii) if the other Party has refused to participate or has not reasonably participated in the required negotiation process in good faith set forth in this Section 6.10(a).

(b)           Notwithstanding anything to the contrary provided in this Section 6.10, any Party may at any time, in connection with any Dispute, apply for temporary injunctive or other provisional judicial relief pursuant to Section 6.11 if, in such Party’s sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo until such time as such Dispute is otherwise resolved in accordance with this Section 6.10. Any such action pursuant to Section 6.11 shall not relieve any Party of its obligation to fully comply with this Section 6.10 promptly following commencement of any such action.

Section 6.11.   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including the Transition Services Schedule and Appendices, Annexes and Schedules hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Subject to Section 6.10, Each of the Parties, on behalf of itself and the members of its Group agrees that any Action related to this Agreement, unless expressly provided therein, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). Subject to Section 6.10, by executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 6.11; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any Action contemplated by this Section 6.11 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 6.11 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 6.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any such Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

(c)           THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE TRANSITION SERVICES SCHEDULE AND APPENDICES, ANNEXES AND SCHEDULES HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 6.12.   Exclusive Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party pursuant to this Agreement shall be deemed cumulative with, and not exclusive of, any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy; provided, however, that subject to a Party’s right to bring a claim for breach of contract against the other Party arising from or related to this Agreement, such remedies provided to the Parties pursuant to this Agreement will be the sole and exclusive remedies of the Parties with respect to claims or Disputes arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, including the provision of Transition Services hereunder.

Section 6.13.   Interpretation; Construction.

(a)           The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement. The introductory paragraph, Recitals, Appendices and any Transition Services Schedule (including any Annex thereto) referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Recital, Appendix, Annex or Schedule but not otherwise defined or specified therein shall be defined as set forth in this Agreement. Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Separation and Merger Agreements or constitute a waiver or release by the Company or Parent of any liabilities, obligations or commitments imposed upon them by the terms of the Separation and Merger Agreements, including the representations, warranties, covenants, agreements and other provisions of the Separation and Merger Agreements. Notwithstanding any other provision of this Agreement to the contrary, (i) to the extent that the provisions of any other Transaction Document or the Separation and Merger Agreement conflict with the provisions of this Agreement, the provisions of this Agreement shall govern with respect to the subject matter addressed hereby to the extent of such conflict or inconsistency and (ii) to the extent that the provisions of the Transition Services Schedule conflict with the provisions of this Agreement, the provisions of this Agreement shall govern (unless the Transition Services Schedule expressly provides otherwise).

(b)           Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit,” “Annex,” “Appendix” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits, Annexes, Appendices and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (j) a reference to any Person includes such Person’s successors and permitted assigns.

(c)           The Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement.

Section 6.14.  Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 6.15.  Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other in all matters relating to, and use commercially reasonable efforts to take, or cause to be taken all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations for, the provision and receipt of the Transition Services, including (a) exchanging information, (b) performing true-ups and adjustments, and (c) seeking all Consents and Permits necessary to permit each Party to perform its obligations hereunder; provided, however, that, except as otherwise stated herein or as mutually agreed by the Parties, no Party shall be required to relinquish or forbear any rights, or incur any out-of-pocket costs, expenses, fees, levies or charges, in connection with obtaining such Consents and Permits.

Section 6.16.  Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party shall have the power by virtue of this Agreement to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit the other Party by virtue of this Agreement. No Party shall hold itself out as having any authority or relationship in contravention of this Section 6.16.

Section 6.17.  Confidentiality. The Parties acknowledge that in connection with the provision and receipt of the Transition Services, any Party or any of its Affiliates or its or their respective Representatives (such Party, the “Receiving Party”) may obtain access to Confidential Information of the other Party or any of its Affiliates or its or their respective Representatives (such Party, the “Disclosing Party”). Subject to Section 7.2 of the Separation Agreement solely with respect to SpinCo Confidential Information and Company Confidential Information (as each is defined in the Separation Agreement), in each case, known by either (x) Service Recipient or (y) Service Provider, in each case, as of the Distribution Time, the Receiving Party shall refrain from (a) using any Confidential Information of the Disclosing Party except for the purpose of providing or directly supporting the provision of Transition Services and (b) disclosing any Confidential Information of the Disclosing Party to any Person, except to such Receiving Party’s Affiliates and its and their respective Representatives and independent contractors as is reasonably required in connection with the exercise of each Party’s rights and obligations under this Agreement (and only if such Persons are subject to use and disclosure restrictions consistent with those set forth herein). In the event that the Receiving Party is required by any applicable Law to disclose any such Confidential Information, the Receiving Party shall (x) to the extent permissible by such applicable Law, provide the Disclosing Party with prompt and, if practicable, advance, written notice of such requirement, (y) disclose only that information that the Receiving Party determines (with the advice of counsel) is required by such applicable Law to be disclosed and (z) use commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information (at the Disclosing Party’s sole cost and expense). With respect to Representatives of Parent or any of its Affiliates that, prior to the Closing, were Representatives of the Company or any of its Affiliates, nothing in this Section 6.17 shall vitiate such Representative’s confidentiality obligations owed to the Company or any of its Affiliates (or, if applicable Parent and its Affiliates) as a consequence of such Representative’s former relationship with the Company or any of its Affiliates.

Section 6.18.   Access to IT Assets. If any Party or its Affiliates, or its or their employees (including SpinCo Employees) or contractors have access (either on-site or remotely) to the IT Assets in relation to the Transition Services such Party shall (a) limit such access solely to the use of such IT Assets for purposes of the Transition Services and shall not access or attempt to access the IT Assets other than those required for the Transition Services, (b) use IT Assets in accordance with the granting party’s reasonable rules, policies, and procedures applicable to such granting party (with respect to Parent as the accessing party, copies of which have been provided to SpinCo Employees via the Company’s intranet site) and in accordance with all applicable Laws, (c) with respect to any facility (including any SpinCo Real Property) in which such IT Assets are located, maintain reasonable security and access control and (d) not extract or share any data from the IT Assets except for purposes of the Transition Services and in the case of SpinCo, solely as requested and directed by Company and in accordance with Schedule 4.1 of the Separation Agreement, and (e) not introduce any Malicious Code into the IT Assets. The accessing party shall limit access to the IT Assets to only its or Affiliates’ employees or contractors that the Parties mutually agree have a need to have such access in connection with the Transition Services; provided, that, SpinCo Employees and contractors who had access to such IT Assets during the month prior to the Closing Date or to such other employees and contractors of SpinCo or its Subsidiaries replacing any such SpinCo Employees and contractors pursuant to Section 2.12 will be deemed to have a bona fide need to have such access in connection with the Transition Services; and provided, further, that any such other employees and contractors of the accessing party granted such access complete reasonable training required by the granting party in its internal organization on the permitted and proper access and use of the applicable IT Assets (which training shall be promptly provided to such employees and contractors by the granting party). The accessing party will promptly notify the granting party of the termination of any employee or contractor of the accessing party with a user identification number for the IT Assets and inform each such terminated employee or contractor that their access to and use of IT Assets has been revoked. The accessing party will return all tangible IT Assets used by such terminated employee or contractor to the granting party no later than fourteen (14) days after termination of such employee or contractor. All user identification numbers and passwords disclosed pursuant to this Agreement to and any information obtained by the accessing party as a result of its access to and use of the IT Assets which is confidential or proprietary shall be deemed to be, and treated as, Confidential Information hereunder. The accessing party’s employees and contractors shall not share or disclose their user identification numbers and passwords to any other employee or contractor of Parent or its Subsidiaries or to any third party. The accessing party is responsible for its and its Subsidiaries’ employees’ and contractors’ use and misuse of the IT Assets. The granting party may revoke the access of an employee or contractor of the accessing party in the event of an actual or reasonably suspected material violation of this Agreement or the granting party’s applicable policies or procedures by such employee or contractor, which violation is likely to cause a security issue or vulnerability or other adverse effect on the functionality of the IT Assets, and which polices and procedures have been made available to such employee or contractor before such violation. The accessing party shall cooperate with the granting party in the investigation of any actual or suspected unauthorized access to any of the IT Assets (at the granting party’s sole cost and expense). The accessing party shall cooperate with the granting party in the investigation of any actual or suspected unauthorized access to any of the IT Assets (at the granting party’s sole cost and expense). If the accessing party becomes aware of its or its Subsidiaries’ employee’s or contractor’s noncompliance with any of the requirements set forth in this Section 6.18, the accessing party shall (x) promptly notify the granting party in writing and provide a reasonable description of such noncompliance and (y) promptly cooperate with the granting party’s reasonable requests in connection with its investigation and mitigation of any adverse effects to the IT Assets due to such noncompliance.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

3M COMPANY

By:

Name:

Title:

[SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT]

PARENT

NEOGEN CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT]

SPINCO

GARDEN SPINCO CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT]